Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports first quarter 2021 Results

HOUSTON, TX, April 27, 2021 — NOV Inc. (NYSE: NOV) today reported first quarter 2021 revenues of $1.25 billion, a decrease of six percent compared to the fourth quarter of 2020 and a decrease of 34 percent compared to the first quarter of 2020. Net loss for the first quarter of 2021 was $115 million, or 9.2 percent of sales, which included non-cash, pre-tax charges (“other items”, see Other Corporate Items for additional detail) of $9 million. Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) decreased $17 million sequentially to $0.

“We are encouraged by signs of an emerging global recovery for our industry,” stated Clay Williams, Chairman, President and CEO.  “However, NOV’s weak first quarter results reflect the extreme austerity that descended on the oilfield following the economic shutdown of 2020, as our oilfield service customers preserved cash by cannibalizing idle equipment rather than buying new.  Severe winter weather in Texas and Oklahoma, additional COVID lockdown measures in Asia, and supply chain disruptions further impacted first quarter results.

“Higher rig activity in North America and certain international markets, resulting from stronger oil prices, is leading to tangible improvements.  We are seeing better volume and pricing for our products and services tied to activity, including drill bits, downhole tools, oilfield pipe inspection and wellsite services.  Additionally, improving tendering activity is expected to drive additional capital equipment orders in the second half of 2021.

“NOV has undertaken extraordinary cost reduction measures over the past several quarters while continuing to invest in its next generation of products, leaving the Company well-positioned for a recovery.  Global economic growth, shrinking crude inventories, stronger oil and gas prices, and recovering oilfield activity are expected to provide the foundation for a meaningful improvement in financial results as the year progresses,” concluded Williams.

Wellbore Technologies

Wellbore Technologies generated revenues of $413 million in the first quarter of 2021, an increase of 11 percent from the fourth quarter of 2020 and a decrease of 40 percent from the first quarter of 2020. The sequential increase in revenue was driven by improving drilling activity in the Western Hemisphere, partially offset by seasonality in the Eastern Hemisphere. Operating loss improved $64 million sequentially to $14 million, or 3.4 percent of sales, and included $6 million of other items. Adjusted EBITDA increased $22 million sequentially to $34 million, or 8.2 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $439 million in the first quarter of 2021, a decrease of 20 percent from the fourth quarter of 2020 and a decrease of 35 percent from the first quarter of 2020. The sharp sequential decline in revenue was primarily the result of severe weather disruptions, certain project delays, COVID-19 shutdowns in Southeast Asia, and raw material shortages for the segment’s Fiberglass business unit. Operating loss improved $14 million sequentially to $17 million, or 3.9 percent of sales, and included -$2 million in other items. Adjusted EBITDA decreased $32 million sequentially to -$4 million, or -0.9 percent of sales.

New orders booked during the quarter totaled $338 million, representing a book-to-bill of 127 percent when compared to the $267 million of orders shipped from backlog. For 2021, the segment began including Denali brand underground fiberglass tanks in its capital equipment backlog, increasing the January 1, 2021 backlog balance by $57 million. Book-to-bill for the quarter was 115 percent excluding Denali. At March 31, 2021, backlog for capital equipment orders for Completion & Production Solutions was $810 million.

Rig Technologies

Rig Technologies generated revenues of $431 million in the first quarter of 2021, a decrease of one percent from the fourth quarter of 2020 and a decrease of 23 percent from the first quarter of 2020. Revenue declined due to soft orders and lower backlog in the segment’s rig equipment business, partially offset by growing demand for offshore wind related equipment and the initial progress on the first two rigs to be built at the Company’s new manufacturing facility in Saudi Arabia. Operating loss improved $124 million to $8 million, or 1.9 percent of sales, and included $3 million of other items. Adjusted EBITDA decreased $6 million sequentially to $13 million, or 3.0 percent of sales. Profitability was negatively impacted by the decline in revenue, a less favorable product mix and costs associated with severe weather disruptions.

New orders booked during the quarter totaled $112 million, representing a book-to-bill of 59 percent when compared to the $190 million of orders shipped from backlog. At March 31, 2021, backlog for capital equipment orders for Rig Technologies was $2.59 billion.

Other Corporate Items

During the first quarter, the Company recognized $9 million in net restructuring charges, primarily due to severance costs and facility closures. See reconciliation of Adjusted EBITDA to Net Income.

As of March 31, 2021, the Company had total debt of $1.85 billion, with $2.00 billion available on its revolving credit facility, and $1.61 billion in cash and cash equivalents.  Subsequent to quarter end, the Company repaid the entire outstanding balance ($183 million) of its 2.60% unsecured Senior Notes due December 2022 using available cash balances. Following the repayment, the Company’s earliest bond maturity is in 2029.

Significant Achievements

NOV received purchase orders and began work on the first two rigs to be built at its state-of-the-art manufacturing facility in Saudi Arabia. The plant has a commitment from Saudi Aramco to build at least 50 drilling rigs that are designed for the rugged conditions of the GCC region and incorporate NOV’s most cutting-edge technology suite.

NOV continued to grow its presence in the burgeoning offshore wind energy market with an order to order for the design, jacking systems, and heavy lift crane equipment for a wind turbine installation vessel for a European contractor.

NOV introduced a new design of its IntelliServ wired drill pipe technology that simplifies the process of embedding the coil and data cables, shortening the manufacturing process from 20 hours to only 20 minutes.  In addition to the significant reduction in upfront manufacturing costs, the new design also enables field installation and simplifies repair and maintenance processes, resulting in a significantly lower total cost of ownership over the life-cycle of the pipe.  The new IntelliServ offering provides the same instantaneous and bi-directional transmission of downhole data during the drilling process that enables operators to achieve greater downhole transparency and better overall well performance, at a fraction of the cost.

NOV won a large contract to supply Viper™, XLW, and XLW-GT large-diameter casing for the Gulf of Mexico North Platte 20,000-psi project, the first of its kind. Ideal for critical deepwater applications, XLW and XLW-GT casings combine the integrity of integral connectors with the strength of weld-on connectors. Viper technology’s proven performance in deepwater brings exceptional sealing properties, fatigue performance, and full pipe body strength to differentiate it from the competition.

NOV technology continues to drive efficiency improvements in harsh-environment drilling applications for geothermal development projects. NOV’s FluidHammer drilling tool, combined with a Vector™ Series 36i Drilling Motor, will be used by a customer in Switzerland to drill through 3,200 meters of extremely challenging granite.  The Series 36i motor incorporates NOV’s Impulse technology that creates an axial impulse at the bit without restricting flow to the bit, increasing drilling efficiency in the most demanding applications.

NOV brought measurement-while-drilling (MWD) technologies to several new markets during the quarter. A geothermal contractor used the Tolteq™ MWD platform to drill a directional well in Japan for the first time. In another first, a customer in Namibia leveraged NOV’s Teledrift™ survey-on-connection tools to monitor the well trajectory in an operator’s first exploration well in a frontier play.

NOV’s ReedHycalog™ Fuego™ drill bit series, developed specifically for the challenging and diverse drilling applications of Latin America, continued to drive exceptional results across the region.  In Mexico, a large service contractor achieved its best drilling performance ever in the country with the Fuego™ bit, reducing drilling time in every hole section to save more than 52 hours. On another project in Mexico, NOV provided a 14½-in. Fuego™ drill bit with SabertoothTM cutter configuration to enhance the durability and rate of penetration (ROP) while drilling through multiple formations in a high-pressure/high-temperature operation. The bit beat the ROP benchmark by 80% and saved approximately 90 hours in drilling time for the operator.  Similarly, in Colombia, NOV supplied a 12¼-in. Fuego™ drill bit equipped with ION™ cutters, which was run with a downhole motor-powered rotary steerable assembly. The bit drove a 145% improvement in ROP and reduced drilling time by more than 19 hours.

NOV won a contract to provide Tuboscope’s TK-70™ internal coating for 43,000 ft of SCH80 10-in. line pipe and 1,400 Thru-Kote™ connections for a gathering system in South Texas. When used together, TK coated line pipe and the Thru-Kote welded connection system provide a seamless coated pipeline with improved flow efficiency and superior corrosion protection.

NOV continued its long history of providing emergency services during critical situations when its Portable Power team assisted numerous new and existing customers in Texas and Louisiana with emergency power generators during the freezing weather event in February. The Shreveport, Houston, Corpus Christi, and Odessa NOV field offices provided emergency power to an array of customers, including Texas government entities, local municipalities, and hospitals.

NOV was awarded a contract for an MPowerD™ managed-pressure-drilling (MPD) drilling campaign in West Africa starting later this year. NOV will provide critical engineering and field operations services, as the application requires a high-profile system to meet challenging well conditions with narrow drilling parameters.

NOV’s M/D Totco™ Downhole Broadband Solutions product line continued to expand the capabilities of the eVolve™ optimization and automation services. Customers saw the benefits of real-time, high-frequency along-string measurements in new applications of the eVolve service. A coring operator utilized the eVolve service to optimize parameters and prevent premature breaking of the core, as well as jamming in the core barrel. Additionally, IntelliServ™ Wired Drill Pipe (WDP) was used on subsea operations alongside a new third-party tool designed to eliminate the umbilical during well completions. The operator remotely controls the tool topside through a WDP interface, allowing them to eliminate significant amounts of equipment from the rig and reduce complex mechanical and hydraulic interfaces.

First Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2021 results on April 28, 2021 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Revenue:
Wellbore Technologies	$413	$691	$373
Completion & Production Solutions	439	675	546
Rig Technologies	431	557	437
Eliminations	(34)	(40)	(29)
Total revenue	1,249	1,883	1,327
Gross profit	156	224	(66)
Gross profit %	12.5%	11.9%	-5.0%

Selling, general, and administrative	244	283	235
Goodwill and indefinite-lived intangible asset impairment	—	1,378	—
Long-lived asset impairment	—	513	—
Operating loss	(88)	(1,950)	(301)
Interest and financial costs	(20)	(22)	(19)
Interest income	2	3	2
Equity loss in unconsolidated affiliates	(4)	(233)	(10)
Other income (expense), net	(10)	(3)	2
Loss before income taxes	(120)	(2,205)	(326)
Provision (benefit) for income taxes	(6)	(156)	22
Net loss	(114)	(2,049)	(348)
Net (income) loss attributable to noncontrolling interests	1	(2)	(1)
Net loss attributable to Company	$(115)	$(2,047)	$(347)
Per share data:
Basic	$(0.30)	$(5.34)	$(0.90)
Diluted	$(0.30)	$(5.34)	$(0.90)
Weighted average shares outstanding:
Basic	385	383	385
Diluted	385	383	385

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,607	$1,692
Receivables, net	1,265	1,274
Inventories, net	1,357	1,408
Contract assets	577	611
Other current assets	190	224
Total current assets	4,996	5,209

Property, plant and equipment, net	1,894	1,927
Lease right-of-use assets	543	566
Goodwill and intangibles, net	2,011	2,020
Other assets	228	207
Total assets	$9,672	$9,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$467	$489
Accrued liabilities	792	863
Contract liabilities	349	354
Current portion of lease liabilities	106	110
Current portion of long-term debt	182	—
Accrued income taxes	38	51
Total current liabilities	1,934	1,867

Lease liabilities	590	612
Long-term debt	1,669	1,834
Other liabilities	329	337
Total liabilities	4,522	4,650

Total stockholders’ equity	5,150	5,279
Total liabilities and stockholders’ equity	$9,672	$9,929

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(114)	$(2,049)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	79	105
Long-lived asset impairment	—	1,891
Working capital and other operating items, net	8	92
Net cash provided by (used by) operating activities	(27)	39

Cash flows from investing activities:
Purchases of property, plant and equipment	(49)	(68)
Other	(2)	15
Net cash used in investing activities	(51)	(53)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	17	—
Cash dividends paid	—	(19)
Other	(20)	(24)
Net cash used in financing activities	(3)	(43)
Effect of exchange rates on cash	(4)	1
Decrease in cash and cash equivalents	(85)	(56)
Cash and cash equivalents, beginning of period	1,692	1,171
Cash and cash equivalents, end of period	$1,607	$1,115

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items include impairment charges, inventory charges and severance and other restructuring costs.

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Operating loss:
Wellbore Technologies	$(14)	$(663)	$(78)
Completion & Production Solutions	(17)	(1,013)	(31)
Rig Technologies	(8)	(202)	(132)
Eliminations and corporate costs	(49)	(72)	(60)
Total operating loss	$(88)	$(1,950)	$(301)

Other items:
Wellbore Technologies	$6	$715	$46
Completion & Production Solutions	(2)	1,054	43
Rig Technologies	3	238	132
Corporate	2	16	15
Total other items	$9	$2,023	$236

Depreciation & amortization:
Wellbore Technologies	$42	$51	$44
Completion & Production Solutions	15	30	16
Rig Technologies	18	20	19
Corporate	4	4	3
Total depreciation & amortization	$79	$105	$82

Adjusted EBITDA:
Wellbore Technologies	$34	$103	$12
Completion & Production Solutions	(4)	71	28
Rig Technologies	13	56	19
Eliminations and corporate costs	(43)	(52)	(42)
Total Adjusted EBITDA	$—	$178	$17

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(115)	$(2,047)	$(347)
Noncontrolling interests	1	(2)	(1)
Provision (benefit) for income taxes	(6)	(156)	22
Interest expense	20	22	19
Interest income	(2)	(3)	(2)
Equity loss in unconsolidated affiliate	4	233	10
Other (income) expense, net	10	3	(2)
Depreciation and amortization	79	105	82
Other items	9	2,023	236
Total Adjusted EBITDA	$—	$178	$17